Exhibit 10.i



                                    AGREEMENT


This Agreement, between Pak Mail Centers of America, Inc. (PMCA) and ReSource, Inc. (ReSource), is entered in into this 17th day of May 2001.

Whereas, PMCA and ReSource desire to enter into a relationship wherein ReSource licenses its software to PMCA and its franchisees, and

Whereas, PMCA and ReSource desire to explore and find technology solutions for the packing/shipping industry, by combining their proprietary software code and expertise to create desired solutions and jointly market the resulting products,

Now, therefore, PMCA and ReSource agree to the following terms:

     1. ReSource will immediately take over providing software and hardware to all new stores and all transfers. Pricing, package configurations and terms will be negotiated and agreed upon by the parties hereto.
     2. All current Pak Mail Franchisees, effective June 1, 2001, will be entitled to move onto ReSource's Pak Mail Version of Partner Windows software for XXXXXX charged to the individual storeowner.
     3. ReSource will provide software training to operation staff, designated by PMCA.
     4. After training, PMCA staff and representative will provide training required to individual franchisees.
     5. Franchisees will be provided with Conversion Documentation and demonstrations disks, software, manuals and training disks.
     6. Pak Mail will provide ReSource templates for pricing, inventory, sales categories, etc. To be programmed into master Pak Mail software to facilitate pre setup of software prior to shipment to franchisees.
     7. Subsequent to required hardware setup specs having been accomplished, and training by PMCA staff, ReSource will take over all support for software.
     8. ReSource will support all hardware sold by ReSource according to their terms of sale.


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In consideration of the above, PMCA and ReSource agree to the following:

     >> PMCA and ReSource will share equally in reduction of fixed expenses resulting in the elimination of the IT department at PMCA, for a period of one year. It has been agreed that the amount of saving is XXXXXXX annually. Beginning July 1, 2001, and continuing for 12 months, PMCA will pay to ReSource one-twelfth of one-half of XXXXXXXXXXX per month.

     >> PMCA will bill franchisees third and fourth quarter (2001) maintenance fees on July 1 and October 1. Rates are XXXX single and XXXX multi machine (annualized). Said fees will be due and payable to ReSource thirty days after billing.

     >> Effective January 1, 2002, billing and collection of maintenance fees will be the responsibility of ReSource.

Upon completion of conversion, ReSource and PMCA will evaluate which sections, modules, concepts, etc. of PSS V.2, owned by PMCA, that PMCA would like to move into future store operating system with ReSource's Partner system as the foundation. Once identified, prioritized and agreed upon, these items will be put into a development schedule.

All code turned over to ReSource by PMCA as of this date remains owned by PMCA. All code currently owned by ReSource remains owned my ReSource. Once projects have been identified, if code from PSS is used, then PMCA has the right to require that this module or feature be exclusively for Pak Mail stores; or PMCA has the right to receive a mutually agreed upon royalty payment from ReSource for each copy of software sold that contains said module or feature.

As the product develops, opportunities to joint market the combined product to other companies may be pursued. If ReSource does all marketing involved, net revenue realized would be split based on the percentage of the final product that is that of each partner. If PMCA does marketing, the net revenue split would be the same plus a mutually agreed upon amount to PMCA for marketing. Any outright sale of the joint product must be on terms acceptable to both PMCA and ReSource.

Pak Mail Centers of America, Inc.           ReSource Software, Inc.


By:                                         By:
   ------------------------------               --------------------------------
   P. Evan Lasky                                Kurt Boatright
   Executive Vice President                     President